Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

HEALTHY CHOICE WELLNESS CORP.

a Delaware corporation;

HEALTHY CHOICE WELLNESS II CORP.

a Delaware corporation; and

HOST DIGITAL INFRASTRUCTURE LLC

a Delaware limited liability company

Dated as of May 27, 2026

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3.8	Absence of Changes	22
3.9	Absence of Undisclosed Liabilities	22
3.10	Title to Assets	23
3.11	Real Property; Leasehold	23
3.12	Intellectual Property.	23
3.13	Agreements, Contracts and Commitments.	27
3.14	Compliance; Permits.	28
3.15	Legal Proceedings; Orders.	29
3.16	Tax Matters	30
3.17	Employee and Labor Matters; Benefit Plans.	32
3.18	Environmental Matters	35
3.19	Insurance	36
3.20	No Financial Advisors	36
3.21	Transactions with Affiliates	36
3.22	Valid Issuance	36
3.23	Disclaimer of Other Representations or Warranties	36

Section 4.	CERTAIN COVENANTS OF THE PARTIES	37

4.1	Operation of Parent’s Business.	37
4.2	Operation of the Company’s Business.	39
4.3	Access and Investigation	41
4.4	Parent Non-Solicitation.	42
4.5	Company Non-Solicitation.	43
4.6	Notification of Certain Matters	44

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	44

5.1	Private Placement; Proxy Statement.	44
5.2	Company Member Written Consent.	45
5.3	Parent Stockholder Meeting.	46
5.4	Regulatory Approvals	47
5.5	Employee Benefits; Post-Closing Parent Employees	48
5.6	Indemnification of Officers and Directors.	48
5.7	Additional Agreements	50
5.8	Disclosure	50
5.9	Listing	51
5.10	Tax Matters.	51
5.11	Directors and Officers	52
5.12	Section 16 Matters	53
5.13	Legends	53
5.14	Cooperation	53
5.15	Allocation Certificate	53
5.16	Additional Company Financial Statements	53
5.17	Takeover Statutes	54
5.18	Amendment and Restatement of Company Operating Agreement	54
5.19	Compliance with Tax Matters Agreement	54
5.20	Registration Statement	54

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Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	54

6.1	HSR Clearance	54
6.2	No Restraints	54
6.3	Stockholder/Member Approval	54
6.4	Listing	54
6.5	Merger Tax Opinion	55
6.6	Spin-Off Tax Opinion	55
6.7	Tax Matters Agreement	55
6.8	Form S-3.	55

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	55

7.1	Accuracy of Representations	55
7.2	Performance of Covenants	56
7.3	Documents	56
7.4	No Company Material Adverse Effect	56
7.5	Parent Employee Grants	56

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	56

8.1	Accuracy of Representations	56
8.2	Performance of Covenants	57
8.3	Documents	57
8.4	No Parent Material Adverse Effect	57

Section 9.	TERMINATION	57

9.1	Termination	57
9.2	Effect of Termination	59
9.3	Reverse Termination Fee.	59

Section 10.	MISCELLANEOUS PROVISIONS	60

10.1	Non-Survival of Representations and Warranties	60
10.2	Amendment	60
10.3	Waiver.	60
10.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	61
10.5	Applicable Law; Jurisdiction	61
10.6	Attorneys’ Fees	61
10.7	Assignability	61
10.8	Notices	61
10.9	Cooperation	62
10.10	Severability	62
10.11	Other Remedies; Specific Performance	63
10.12	No Third Party Beneficiaries	63
10.13	Construction.	63
10.14	Expenses	66

Exhibit A	Definitions
Exhibit B	List of Signatories to Voting and Restriction Agreements
Exhibit C	Directors and Officers

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 27, 2026, by and among HEALTHY CHOICE WELLNESS CORP., a Delaware corporation (“Parent”), HEALTHY CHOICE WELLNESS II CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and HOST DIGITAL INFRASTRUCTURE LLC, a Delaware limited liability company (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement, the DGCL, and the DLLCA. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B. The Parties intend that the Merger constitute a transaction described in Section 351(a) of the Code.

C. As a condition and an inducement for the Company to enter into this Agreement, Parent has delivered to the Company voting or lockup agreements, duly executed by each stockholder, director or officer of Parent listed on Exhibit B hereto (the “Voting and Restriction Agreements”).

D. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the members of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the issuance of shares of Parent Common Stock to the members of the Company pursuant to the terms of this Agreement.

E. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F. The Company Manager has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its members, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the beneficial holders of Company Units approve, and vote their beneficial interests in the Company Units in favor of, the Contemplated Transactions.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of the Merger Sub shall cease. The Company will continue as the surviving limited liability company in the Merger (the “Surviving Entity”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”) and shall make all other filings, recordings or publications, and deliver or cause to be delivered, as applicable, any Taxes and fees required under the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the Parties in writing prior to the filing of the Certificate of Merger and specified in such Certificate of Merger in accordance with the DGCL and the DLLCA (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Formation; Directors and Officers. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any member of the Company or stockholder of Parent:

(a) the certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law;

(b) the Company Operating Agreement as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with Section 5.18 and applicable Law;

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(c) the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and applicable Law; provided, however, that prior to or concurrently with the filing of the Certificate of Merger, but to be effective shortly after the close of trading on NYSE American on the Closing Date and prior to the Effective Time, Parent shall file an amendment to its certificate of incorporation to make any such changes as are part of the Contemplated Transactions and mutually agreeable to Parent and the Company; and

(d) the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be designated by the Company in the manner provided in Section 5.11.

1.5 Conversion of Shares and Company Units.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any member of the Company or stockholder of Parent, all Company Units outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive (i) a number of shares of Parent Common Stock determined in accordance with the Exchange Ratio, or (ii) a number of Pre-Funded Warrants in lieu of such Parent Common Stock (collectively, the “Merger Consideration”), with such Merger Consideration to be allocated among the holders of Company Units as of immediately prior to the Effective Time as set forth in the Allocation Certificate.

(b) Parent shall deliver to the Company, no earlier than one (1) Business Day prior to the Closing Date, a certificate of the Chief Financial Officer of Parent (the “Capitalization Certificate”) setting forth in reasonable detail the calculation of the Parent Fully Diluted Number, the Exchange Ratio, and the total Merger Consideration, which Capitalization Certificate shall be in form and substance reasonably satisfactory to the Company. In the event of any dispute regarding the Capitalization Certificate, the Parties shall negotiate in good faith to resolve such dispute prior to the Closing; provided, that the Closing shall not occur until such dispute is resolved to the reasonable satisfaction of the Company.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Units who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be entitled to receive one whole share of Parent Common Stock in respect of such fractional share.

(d) Notwithstanding any other provision of this Agreement to the contrary, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Parent shall occur as a result of any reclassification, stock split (including a reverse stock split), recapitalization, slit-up, combination, exchange of shares, readjustment, stock dividend or distribution (including any dividend or distribution of securities convertible into capital stock), or any similar transaction, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to reflect such change and to provide to the holders of the Parent Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 1.5(d) shall be construed to permit or authorize any party hereto to effect any such change that is not otherwise authorized or permitted to undertake pursuant to this Agreement.

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(e) All shares of common stock, $0.00 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 100% of the membership interests of the Surviving Entity.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Units outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5 and the Allocation Certificate and all holders of Company Units outstanding immediately prior to the Effective Time shall cease to have any rights as equity holders or members of the Company; and (b) the transfer books of the Company shall be closed with respect to all Company Units outstanding immediately prior to the Effective Time. No further transfer of any such Company Units shall be made on such transfer books after the Effective Time. If, after the Effective Time, a valid certificate (if any) previously representing any Company Units outstanding immediately prior to the Effective Time is presented to the Surviving Entity, such certificate shall be canceled and shall be exchanged as provided in Section 1.5 and the Allocation Certificate.

1.7 Issuance of Merger Consideration.

(a) Promptly after the Effective Time, the Parties shall cause the holders of all Company Units outstanding immediately prior to the Effective Time to deliver to Parent a duly completed and executed letter of transmittal, which shall be in such form and shall have such customary provisions as Parent and the Company may reasonably agree prior to the Closing Date, and IRS Form W-9 (or the appropriate IRS Form W-8). Upon delivery to Parent of the foregoing and such other documents as may reasonably be requested by Parent, the holder of such Company Units shall be entitled to receive (i) a stock certificate or evidence of book-entry issuance representing the shares of Parent Common Stock that such holder is entitled to receive in the Merger in accordance with the Allocation Certificate, (ii) the Pre-Funded Warrants that such holder is entitled to receive in the Merger in accordance with the Allocation Certificate, and (iii) one whole share of Parent Common Stock in respect of any fractional share in accordance with Section 1.5, and until such documents are delivered, each Company Unit shall be deemed, from and after the Effective Time, to represent only the right to receive, upon exchange as contemplated by this Section 1.7, the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock) to which the holder of the Company Unit is entitled to receive in the Merger.

(b) No Party shall be liable to any holder of any Company Units or to any other Person with respect to any shares of Parent Common Stock, Pre-Funded Warrants (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

1.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Entity and otherwise) to take such action.

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1.9 Withholding. The Parties shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as such Party is required to deduct and withhold under the Code or any other Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 or the appropriate IRS Form W-8, as applicable, from any recipient of payments hereunder. The payor shall provide commercially reasonable notice to the payee upon becoming aware of any such withholding obligation, and the Parties shall cooperate with each other to the extent reasonable to obtain reduction of or relief from such withholding. To the extent that amounts are so deducted and withheld and paid to the appropriate Person, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(i), except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization; Subsidiaries.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not result in a Company Material Adverse Effect.

(c) Except as set forth on Schedule 2.1(c) of the Company Disclosure Schedule, the Company has no Subsidiaries, and does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity.

2.2 Organizational Documents. The Company has made available to Parent accurate and complete copies of all of the Company’s Organizational Documents in effect as of the date of this Agreement. The Company is not in breach or violation of any of its Organizational Documents.

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2.3 Authority; Binding Nature of Agreement. The Company has all necessary power and authority as a limited liability company to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. Hans Thomas is the sole manager of the Company. The Company Manager has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its members, (b) approved and declared advisable this Agreement and the Contemplated Transactions, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the beneficial holders of the Company Units approve, and vote their beneficial interests in the Company Units in favor of, the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4 Vote Required. The affirmative vote (or written consent) of (a) the Company Manager, (b) the beneficial holders of a majority of the Common Company Units (as defined in the Company Operating Agreement), and (c) the Investors (as defined in the Company Operating Agreement) (the “Required Company Member Vote”) are the only votes (or written consents) necessary under applicable Law and the Company’s Organizational Documents to adopt and approve this Agreement and approve the Contemplated Transactions. No member of the Company or any holder of Company Units is entitled to exercise appraisal rights with respect to its Company Units or membership interest in the Company pursuant to any Contract or otherwise.

2.5 Non-Contravention; Consents. Subject to obtaining the Required Company Member Vote and the filing of the Certificate of Merger required by the DGCL and the DLLCA, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not result in a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not result in a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except as would not result in a Company Material Adverse Effect; or

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(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances), except as would not result in a Company Material Adverse Effect.

Except for (i) any Consent set forth on Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Member Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, (iv) filings and notifications required under the HSR Act, and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not made, given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

2.6 Capitalization.

(a) The authorized Company Units are set forth in Section 2.6(a) of the Company Disclosure Schedule, which sets forth the number, class, and holder of all Company Units outstanding as of the date of this Agreement.

(b) All of the outstanding Company Units have been validly issued and are fully paid and nonassessable. None of the Company Units are, or have ever been, represented by a certificate or other physical instrument. Except as contemplated herein, there is no Company Contract as of the date of this Agreement relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Units. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Units.

(c) Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, the Company does not have any equity option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person (a “Company Plan”).

(d) Except as set forth on Section 2.6(d) of the Company Disclosure Schedule, there are no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Units or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for Company Units or any other securities of the Company; (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Company Units or any other securities of the Company; or (iv) outstanding or authorized equity appreciation, phantom equity, profit participation or other similar rights with respect to the Company.

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(e) All outstanding Company Units have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, and (ii) the Company’s Organizational Documents.

2.7 Absence of Changes. Except as set forth on Section 2.7 of the Company Disclosure Schedule, between December 31, 2025 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except (x) actions or inactions taken in connection with or in furtherance of the Project, or (y) for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.8 Absence of Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Company balance sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since December 31, 2025 in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of the Company under Company Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities listed in Section 2.8 of the Company Disclosure Schedule.

2.9 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: all assets reflected in the books and records of the Company as being owned by the Company. All such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.10 Real Property; Leasehold. The Company does not own nor has ever owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Company’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not received written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

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2.11 Intellectual Property.

(a) Except as set forth on Section 2.11(a) of the Company Disclosure Schedule, the Company does not own or hold any material Intellectual Property. The Company owns, or has the legal and valid right to use all Company IP Rights (if any), and with respect to Company IP Rights that are owned by the Company, has the right to bring actions for the infringement of such Company IP Rights.

(b) Section 2.11(b) of the Company Disclosure Schedule sets forth an accurate, true and complete listing of all Company IP Rights (if any) that are owned by the Company that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing.

(c) Section 2.11(c) of the Company Disclosure Schedule accurately identifies all material Company Contracts pursuant to which Company IP Rights are licensed to the Company (other than any non-customized software licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, Intellectual Property licensed ancillary to the purchase or use of equipment or other materials, and confidential information provided under confidentiality agreements).

(d) Section 2.11(d) of the Company Disclosure Schedule accurately identifies each material Company Contract pursuant to which the Company has granted any license under, or any right or interest in, any Company IP Rights to any Person (other than any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such suppliers or service providers to provide services for the Company’s benefit).

(e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule, the Company is not bound by, and no Company IP Rights are subject to, any Company Contract or any order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of the Company to use, exploit, assert, enforce, sell, transfer or dispose of any such Company IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the Company as currently conducted or planned to be conducted.

(f) Except as identified in Section 2.11(f) of the Company Disclosure Schedule, the Company is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in Company IP Rights (other than Company IP Rights licensed to the Company as identified in Section 2.11(c) of the Company Disclosure Schedule and any non-customized software or Intellectual Property licensed ancillary to the purchase or use of equipment or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). No current or former member, officer, director, or independent contractor of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company.

(g) To the Knowledge of the Company, the conduct of the Company’s business as currently conducted does not infringe or misappropriate any Intellectual Property right of any third party. The Company has not been sued in any action, suit or proceeding, or received any written communications alleging that any Company IP Rights or product or past activity has violated or would violate any Company IP Rights of any third party and to the Knowledge of the Company, no valid claim for such action, suit or proceeding does not exist.

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(h) To the Knowledge of the Company, no third party is infringing upon any Company IP Rights or violating any license or agreement between the Company and such third party.

(i) There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights or products or technologies, nor has the Company received any written notice asserting or suggesting that any such Company IP Rights, or the Company’s right to use, sell, license or dispose of any such Company IP Rights or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(j) Except as set forth in the Contracts listed on Section 2.11(j) of the Company Disclosure Schedule and except for Company Contracts entered into in the Ordinary Course of Business, (i) the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to the Company or its business, and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

2.12 Agreements, Contracts and Commitments.

(a) Section 2.12(a) of the Company Disclosure Schedule identifies the following Company Contracts in effect as of the date of this Agreement: (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Entity to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(iii) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(v) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

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(vi) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(vii) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(viii) each Company Real Estate Lease;

(ix) each Company Contract with any Governmental Body;

(x) each Company IP Rights Agreement required to be listed in Section 2.11(c) or Section 2.11(d) of the Company Disclosure Schedule;

(xi) each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(xii) each Company Contract relating to any retention, change in control or transaction bonus or severance or other termination obligation to any Company Associate;

(xiii) each Company Contract relating to any agreement or plan, including any Benefit Plans, any benefits of which will be increased, or the vesting or payment of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(xiv) each Company Contract requiring payments by the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms with any Company Associate, other than any such Company Contract that is terminable “at will” or upon not less than 60 days’ notice without any obligation on the part of the Company to make any severance, termination, change in control or similar payment or to provide any benefit; or

(xv) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement of more than $100,000 in the aggregate, or obligations after the date of this Agreement of more than $100,000 in the aggregate, or (B) that is material to the business or operations of the Company.

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(b) The Company has made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.12(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any Person to cancel or terminate any such Company Material Contract, or would permit any Person to seek damages which would result in a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract, to terminate or change any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.13 Compliance; Permits; Restrictions. The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.13 of the Company Disclosure Schedule identifies each Company Permit (if any). The Company is in material compliance with the terms of the Company Permits (if any). No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit (if any) will be available to the Surviving Entity or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

2.14 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no Legal Proceeding pending or threatened in writing and, to the Knowledge of the Company, no Person has otherwise threatened to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of the Company, no event has occurred or is occurring, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise or serve as a basis for the commencement of any Legal Proceeding of the type described in the foregoing clauses (i) and (ii) of this section.

(b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, since the date of the Company’s formation, there has been no Legal Proceeding pending against the Company that has resulted in or, if adversely determined, would result in, a material liability to the Company or a Company Material Adverse Effect.

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(c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no manager, officer or other Key Employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such individual from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

2.15 Tax Matters. Except as set forth on Section 2.15 of the Company Disclosure Schedule:

(a) The Company has timely filed (taking into account any valid extension of time within which to file) all income Tax Returns and other material Tax Returns that it was required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law.

(b) All income and other material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. Since December 31, 2025, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) No deficiencies for income or other material Taxes with respect to the Company or its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing, other than a deficiency that has been resolved. There are no pending or ongoing, and to the Knowledge of the Company or any of its Subsidiaries, threatened audits, assessments or other Legal Proceedings for or relating to any Liability in respect of a material amount of Taxes of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries or predecessors has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency, which waiver is still in effect.

(d) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.

(e) No deficiencies for income or other material Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing, other than a deficiency that has been resolved. There are no pending or ongoing, and to the Knowledge of the Company, threatened audits, assessments or other Legal Proceedings for or relating to any Liability in respect of a material amount of Taxes of the Company. The Company has not waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency which waiver is still in effect.

(f) The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar Contract or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

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(g) The Company has not participated in or been a party to a transaction that constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder (or any similar provisions of state, local or foreign Law).

(h) None of the Company or its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) (or any similar provision of state, local or foreign Law).

(h) The Company has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(i) The Company has filed IRS Form 8832 to elect to be treated as a corporation for United States federal income Tax purposes effective as of February 12, 2026.

2.16 Employee and Labor Matters; Benefit Plans.

(a) The Company does not maintain, sponsor, contribute to, or have any obligation to contribute to, and has never maintained, sponsored, contributed to, or had any obligation to contribute to, any Benefit Plans. For purposes of this Agreement, “Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension (including any multiemployer plan as defined in Section 3(37) of ERISA), retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company or Company Affiliate has any actual or contingent liability, including, for the avoidance of doubt, any employee benefit plan, program or policy that is sponsored or maintained by a professional employer organization that serves as a co-employer to any current or former employees of the Company or any Company Affiliate.

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(b) The Company does not have, and has never had, any employees. The Company does not provide, and has no obligation to provide, any death, medical, dental, vision, life insurance or other welfare benefits to any current or former directors, officers or independent contractors, except for group health plan continuation coverage required under Code Section 4980B(f), Part 6 of Subtitle B of Title I of ERISA or similar state continuation coverage laws.

(c) Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) result in any payment or benefit becoming due to any current or former director, officer, or independent contractor of the Company.

(d) Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person of any payment or benefit that is or would reasonably be expected to be characterized as an excess “parachute payment” (within the meaning of Code Section 280G).

(e) The Company has no outstanding stock options or other equity-based compensation arrangements.

(f) No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements or other assurance of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999.

(g) The Company is not and never has been a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any service providers of the Company.

(h) To the extent the Company engages independent contractors or other service providers, the Company is, and since the date of its formation has been, in material compliance with all applicable Laws respecting the engagement and compensation of such Persons, including worker classification and tax withholding requirements. The Company has accurately classified each individual who renders or has rendered services to the Company as an independent contractor or other non-employee service provider under all applicable Laws, and the Company does not have any material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee.

(i) There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened against the Company relating to, the engagement of service providers, labor, employment practices, or terms and conditions of service.

(j) As of the date hereof, no Key Employee has submitted his or her resignation or, to the Knowledge of the Company, intends to resign.

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2.17 Environmental Matters. The Company is in compliance with, and since the date of its formation has complied with, all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business operated by it.

2.18 Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.19 No Financial Advisors. Except as set forth on Section 2.19 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.20 Transactions with Affiliates.

(a) Except as described in Section 2.20(a) of the Company Disclosure Schedule, no event or transaction has occurred since the date of the Company’s formation, and there is no currently proposed transaction, that would be required to be reported by the Company as a transaction with a related person, promoter or control person pursuant to Item 404 of Regulation S-K, if the Company were required to report such information in periodic reports pursuant to the Exchange Act.

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(b) Except for the Company Operating Agreement, the Company is not party to any member agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Units, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director or manager designation rights or similar rights.

2.21 Disclaimer of Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Parent nor any of its Subsidiaries nor any other Person on behalf of Parent or its Subsidiaries makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided or made available to the Company or any of its members or Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Parent and Merger Sub set forth in Section 3 (as qualified and limited by the Parent Disclosure Schedule)) none of the Company nor any of its Representatives or members has relied on any such information (including the accuracy or completeness thereof).

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.13(i), except (i) as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) or (ii) as disclosed in the Parent SEC Documents (including exhibits to such Parent SEC Documents) filed with the SEC and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof, and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other Section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), and provided, that in the event of any inconsistency between any disclosure in the Parent Disclosure Schedule and in the Parent SEC Documents, the inconsistent disclosure in the Parent SEC Documents shall be ignored (it being understood that the omission of a disclosure in the Parent Disclosure Schedule shall not be deemed to be an inconsistency), Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b) Parent and each of its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not result in a Parent Material Adverse Effect.

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(c) All of the Subsidiaries of Parent and their respective jurisdictions of incorporation, organization or formation are set forth on Section 3.1(c)(i) of the Parent Disclosure Schedule. Except as set forth on Section 3.1(c)(ii) of the Parent Disclosure Schedule, and except for the equity interests of its Subsidiaries, Parent does not own, directly or indirectly, any equity in any Person, or any interest convertible into, exercisable or exchangeable for any such equity interest. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not result in a Parent Material Adverse Effect.

3.2 Organizational Documents. Parent has made available to the Company accurate and complete copies of Parent’s and each of its Subsidiaries’ Organizational Documents in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.

3.3 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the members of the Company pursuant to the terms of this Agreement; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the members of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Stockholder Matters (the “Required Parent Stockholder Vote”).

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3.5 Non-Contravention; Consents. Subject to obtaining the Required Parent Stockholder Vote, the filing of the Certificate of Merger required by the DGCL and the DLLCA, and the approval by NYSE American before the Effective Time, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or any of its Subsidiaries;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent, Merger Sub, or any of Parent’s Subsidiaries or any of the assets owned or used by Parent or any of its Subsidiaries, is subject, except, in each case, as would not individually or in the aggregate, result in a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, except as would not individually or in the aggregate, result in a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material violation, breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Parent or any of its Subsidiaries (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 3.5 of the Parent Disclosure Schedule under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, (iv) the approval by NYSE American before the Effective Time, (v) filings and notifications required under the HSR Act, and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not made, given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

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3.6 Capitalization.

(a) The authorized capital stock of Parent consists of 560,000,000 shares of Parent common stock, par value $0.001 per share, of which 500,000,000 are designated Class A Common Stock, 60,000,000 are designated Class B Common Stock, and 40,000,000 shares of preferred stock, par authorized value $0.001 per share (the “Preferred Shares”). 26,590,544 shares of Class A Common Stock are issued and were outstanding as of May 22, 2026 (the “Capitalization Date”) and 0 shares of Class B Common Stock are issued and were outstanding as of the Capitalization Date. As of the Capitalization Date, 5,250 shares of Preferred Share are designated Series A Convertible Preferred Stock, of which 5,250 were issued and outstanding. As of the Capitalization Date, 0 shares of Parent Common Stock were issuable upon settlement of outstanding Parent RSUs.

(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(c) Except for the Parent’s 2024 Equity Incentives Plan (the “Parent Stock Plans”), neither Parent nor any of its Subsidiaries has any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the Capitalization Date, 0 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding Parent Options.

(d) There is no: (i) outstanding Parent Option, Parent RSU, outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries, including any shares of Parent Common Stock; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.

(e) All outstanding shares of Parent Common Stock and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

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3.7 SEC Filings; Financial Statements.

(a) All material registration statements, proxy statements, reports, schedules, forms and other documents required to have been filed by Parent or, to the Knowledge of Parent, its officers and directors, with the SEC since January 1, 2025 have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or any information is filed, furnished, supplied or otherwise made available to the SEC. Parent is not currently and has never been an issuer identified in Rule 144(i) of the Securities Act. Parent has made available to the Company all comment letters and all material correspondence between the SEC and Parent or any of its Subsidiaries since January 1, 2025, to the extent such comment letters and material correspondence is not otherwise available on the SEC’s website.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments none of which are reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s or its Subsidiaries’ accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP. The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects.

(c) Parent is in compliance in all material respects with the applicable current listing and governance rules and regulations of NYSE American and has not received any written notice that it is not in compliance with all current listing and governance rules and regulations of NYSE American. Parent has made available to the Company all material correspondence between NYSE American and Parent or any of its Subsidiaries since January 1, 2025.

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(d) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s or its Subsidiaries’ assets that would reasonably be expected to have a material effect on Parent’s or its Subsidiaries’ financial statements. Parent has evaluated the effectiveness of Parent’s and its Subsidiaries’ internal control over financial reporting as of January 1, 2025, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s or its Subsidiaries’ ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, or has not otherwise been made aware of by Parent’s independent public accounting firm, any material weaknesses or significant deficiencies in the design or operation of Parent’s or its Subsidiaries’ internal control over financial reporting.

(e) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.8 Absence of Changes. Between the Parent Balance Sheet Date and the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the Parent Balance Sheet Date in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of Parent or its Subsidiaries under Parent Contracts; (d) Liabilities incurred by Parent or any of its Subsidiaries in connection with the Contemplated Transactions; and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Parent or its Subsidiaries, taken as a whole.

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3.10 Title to Assets. Parent and its Subsidiaries own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in their respective businesses or operations or purported to be owned by them that are material to Parent and its Subsidiaries or their respective businesses, including: (a) all assets reflected on the Parent Balance Sheet; and (b) all other assets reflected in the books and records of Parent and its Subsidiaries as being owned by Parent or any of its Subsidiaries. All of such assets are owned or, in the case of leased assets, leased by Parent and each of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Parent nor any of its Subsidiaries owns any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent or any of its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Parent’s and its Subsidiaries’ use and operation of each such leased property conforms to all applicable Laws in all material respects, and, except as set forth in Section 3.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries have exclusive possession of each such leased property and have not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances. Neither the Parent nor any of its Subsidiaries has received written notice from their landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

3.12 Intellectual Property.

(a) Except as set forth on Section 3.12(a) of the Parent Disclosure Schedule, each of Parent and its Subsidiaries owns, or has the legal and valid right to use, as currently being used by Parent and its Subsidiaries, all Parent IP Rights, and with respect to Parent IP Rights that are owned by Parent or any of its Subsidiaries, has the right to bring actions for the infringement of such Parent IP Rights, in each case except subject to the terms of the license agreements set forth on Section 3.12(a) of the Parent Disclosure Schedule for any failure to own, have such rights to use, or have such rights to bring actions for infringement.

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(b) Section 3.12(b) of the Parent Disclosure Schedule sets forth an accurate, true and complete listing of (i) all Parent IP Rights that are owned by Parent or any of its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing, (ii) to the Knowledge of Parent , all Parent IP Rights that are exclusively licensed to Parent or any of its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and (iii) all applications for any of the foregoing, and specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration. To the Knowledge of Parent, each item of Parent IP Rights that is Parent Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Parent Registered IP in full force and effect have been made by the applicable deadline.

(c) Section 3.12(c) of Parent Disclosure Schedule accurately identifies (i) all material Parent Contracts pursuant to which Parent IP Rights are licensed to Parent or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent’s Products, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether the license or licenses granted to Parent or any of its Subsidiaries are exclusive or non-exclusive. For purposes of greater certainty, the term “license” in this Section 3.12(c) and in Section 3.12(d) includes any license, sublicense, covenant, non-assert, consent, release or waiver.

(d) Section 3.12(d) of the Parent Disclosure Schedule accurately identifies each material Parent Contract pursuant to which Parent or any of its Subsidiaries have granted any license under, or any right (whether or not currently exercisable) or interest in, any Parent IP Rights to any Person (other than any Parent IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such suppliers or service providers to provide services for Parent or any of its Subsidiaries’ benefit).

(e) Except as set forth in Section 3.12(e) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries are bound by, and no Parent IP Rights are subject to, any Parent Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of Parent or its Subsidiaries to use, exploit, assert, enforce, sell, transfer or dispose of any such Parent IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of Parent as currently conducted or planned to be conducted.

(f) Except as identified in Section 3.12(f) of the Parent Disclosure Schedule, Parent and its Subsidiaries are the sole and unrestricted legal and beneficial owners of all right, title, and interest to and in Parent IP Rights (other than (i) Parent IP Rights exclusively and non-exclusively licensed to Parent or one of its Subsidiaries, as identified in Section 3.12(c) of the Parent Disclosure Schedule, (ii) any non-customized software that (A) is licensed to Parent or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent’s or any of its Subsidiaries’ products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) Each Person who is or was an employee or contractor of Parent or any of its Subsidiaries and who is or was involved in the creation or development of any Parent IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Parent or any of its Subsidiaries and confidentiality provisions protecting confidential information of Parent or any of its Subsidiaries and Parent and its Subsidiaries have no reason to believe that any such Person is unwilling to provide Parent or any of its Subsidiaries with cooperation as may reasonably be required to complete or prosecute all Parent IP Rights.

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(ii) No current or former member, officer, director, or employee of Parent or any of its Subsidiaries have any claim, right (whether or not currently exercisable), or interest to or in any Parent IP Rights purported to be owned by Parent or any of its Subsidiaries. To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or any of its Subsidiaries or (b) in breach of any Contract with any former employer or other Person concerning Parent IP Rights purported to be owned by Parent or any of its Subsidiaries or confidentiality provisions protecting Trade Secrets and confidential information comprising Parent IP Rights purported to be owned by Parent or any of its Subsidiaries.

(iii) Except as identified in Section 3.12(f)(iii) of the Parent Disclosure Schedule, no Parent IP Rights were developed, in whole or in part (A) pursuant to or in connection with the development of any professional, technical or industry standard, (B) under contract with or using the resources of any Governmental Body, academic institution or other entity that would subject any Parent IP Rights to the rights of any Governmental Body, academic institution or other entity or (C) under any grants or other funding arrangements with third parties.

(iv) Each of Parent and its Subsidiaries has taken all commercially reasonable and appropriate steps to protect and maintain the Parent IP Rights, including to preserve the confidentiality of all proprietary information that Parent and its Subsidiaries hold, or purport to hold, as a material Trade Secret. Any disclosure by Parent or any of its Subsidiaries of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. Parent and its Subsidiaries have implemented and maintained a reasonable security plan consistent with industry practices of companies offering similar products or services. Parent and its Subsidiaries have not experienced any breach of security or otherwise unauthorized access by third parties to the confidential information in Parent’s and its Subsidiaries’ possession, custody or control.

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(v) Neither Parent nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Parent IP Rights owned or purported to be owned by or exclusively licensed to Parent or any of its Subsidiaries to any other Person. As of the date of this Agreement, except as set forth in Section 3.12(f)(v)) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the Parent IP Rights to any third party, and there exists no obligation by Parent and its Subsidiaries to assign or otherwise transfer any of the Parent IP Rights to any third party.

(vi) To the Knowledge of Parent and its Subsidiaries, (i) the Parent IP Rights are valid and enforceable and (ii) constitute all Intellectual Property necessary for Parent and its Subsidiaries to conduct their respective businesses as currently conducted and planned to be conducted. Parent and its Subsidiaries have not misrepresented, or failed to disclose, any facts or circumstances in any application for any Parent IP Rights that would constitute fraud with respect to such application.

(g) To the Knowledge of Parent, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Parent and its Subsidiaries does not violate any license or agreement between Parent or its Subsidiaries and any third party, and does not infringe or misappropriate any Intellectual Property right of any third party. Neither Parent nor any of its Subsidiaries has been sued in any action, suit or proceeding, or received any written communications alleging that any Parent IP Rights or product or past activity has violated or would violate any Parent IP Rights of any third party and to the Knowledge of Parent a valid claim for such action, suit or proceeding does not exist. No Parent IP Rights are subject to any proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by Parent and its Subsidiaries, or which may affect the validity, use or enforceability of any such Parent IP Rights.

(h) To the Knowledge of Parent, no third party is infringing upon any Parent IP Rights or violating any license or agreement between Parent or any of its Subsidiaries and such third party, and neither Parent nor any of its Subsidiaries have sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Parent IP Rights.

(i) There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Parent IP Rights or products or technologies, nor has Parent or any of its Subsidiaries received any written notice asserting or suggesting that any such Parent IP Rights, or Parent’s and its Subsidiaries’ right to use, sell, license or dispose of any such Parent IP Rights or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(j) Except as set forth in the Contracts listed on Section 3.12(j) of the Parent Disclosure Schedule and except for Parent Contracts entered into in the Ordinary Course of Business, (i) neither Parent nor any of its Subsidiaries are bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to Parent and its Subsidiaries or their respective businesses, and (ii) neither Parent nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

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3.13 Agreements, Contracts and Commitments.

(a) Section 3.13(a) of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement (other than any Parent Benefit Plan) (collectively, the “Parent Material Contracts”):

(i) each material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Contract containing (A) any covenant limiting the Parent or any of its Subsidiaries from engaging in any line of business or competing with any Person, (B) any most-favored pricing arrangement applicable to Parent or any of its Subsidiaries, (C) any exclusivity provision applicable to Parent or any of its Subsidiaries, or (D) any non-solicitation provision applicable to Parent or any of its Subsidiaries;

(iv) each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $10,000 pursuant to its express terms and not cancelable without penalty;

(v) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or any of its Subsidiaries or any loans or debt obligations with officers or directors of Parent or any of its Subsidiaries;

(vii) each Contract requiring payment by or to Parent or any of its Subsidiaries after the date of this Agreement in excess of $100,000 on an annual basis pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products of Parent or any of its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent or any of its Subsidiaries have continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent or any of its Subsidiaries have continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Parent or any of its Subsidiaries; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Parent or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Parent or any of its Subsidiaries, in each case, except for Contracts entered into in the Ordinary Course of Business;

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(viii) each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent or any of its Subsidiaries in connection with the Contemplated Transactions;

(ix) each Parent Real Estate Lease;

(x) each Contract with any Governmental Body;

(xi) each Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or any of its Subsidiaries; or

(xii) any other Contract that is not terminable at will or upon not less than 60 days’ notice (with no penalty or payment) by Parent or any of its Subsidiaries and (A) which involves payment or receipt by Parent or any of its Subsidiaries after the date of this Agreement of more than $25,000 in the aggregate, or obligations after the date of this Agreement of more than $10,000 in the aggregate, or (B) that is material to the business or operations of Parent or any of its Subsidiaries.

(b) Parent has made available to the Company accurate and complete copies of all Parent Material Contracts. There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries have, nor to Parent’s and its Subsidiaries’ Knowledge, as of the date of this Agreement, have any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would result in a Parent Material Adverse Effect. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent or any of its Subsidiaries under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

3.14 Compliance; Permits.

(a) Parent and each of its Subsidiaries are, and since January 1, 2025 have been, in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not result in a Parent Material Adverse Effect. To the Knowledge of the Parent, no investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or threatened against Parent or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s or any of its Subsidiaries’ ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

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(b) Each of Parent and its Subsidiaries holds all required Governmental Authorizations which are material to the operation of the business of Parent and its Subsidiaries as currently conducted (the “Parent Permits”). Parent and its Subsidiaries are in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent and its Subsidiaries, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

(c) There are no proceedings pending or, to the Knowledge of Parent, threatened with respect to an alleged material violation by Parent or any of its Subsidiaries of any Law applicable to the operation of its business.

(d) Parent and each of its Subsidiaries holds all required Governmental Authorizations necessary or material to the conduct of the business of Parent or such Subsidiary as currently conducted, and, as applicable, the development, manufacturing, marketing and distribution of its products and services (collectively, the “Parent Products”) (collectively, the “Parent Regulatory Permits”) and no such Parent Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner. Parent and each of its Subsidiaries is in compliance in all material respects with the Parent Regulatory Permits and has not received any written notice or other written communication, or to the Knowledge of Parent and each of its Subsidiaries, any other communication from any regulatory agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Regulatory Permit.

(e) Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products. To the Knowledge of Parent, since January 1, 2025, neither Parent nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate any Laws applicable to its business.

3.15 Legal Proceedings; Orders.

(a) Except as set forth on Section 3.15(a) of the Parent Disclosure Schedules, as of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent or any of its Subsidiaries, (B) any Parent Associate (in his or her capacity as such) or (C) any of the material assets owned or used by Parent or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since January 1, 2025, no Legal Proceeding has been pending against Parent or any of its Subsidiaries that resulted in material liability to Parent or any of its Subsidiaries.

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(c) There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To the Knowledge of Parent and its Subsidiaries, no officer or other Key Employee of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

3.16 Tax Matters. Except as set forth on Section 3.16 of the Parent Disclosure Schedule:

(a) Parent and each of its Subsidiaries has timely filed (taking into account any valid extension of time within which to file) all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or any such Subsidiary is subject to taxation by that jurisdiction, or is required to file such Tax Returns or pay such type of Taxes in such jurisdiction.

(b) All income and other material Taxes due and owing by Parent and its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. Since the Parent Balance Sheet Date, none of Parent or its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that Parent and each of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of Parent or its Subsidiaries.

(e) No deficiencies for income or other material Taxes with respect to Parent or its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing, other than a deficiency that has been resolved. There are no pending or ongoing, and to the Knowledge of Parent or any of its Subsidiaries, threatened audits, assessments or other Legal Proceedings for or relating to any Liability in respect of a material amount of Taxes of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries or predecessors has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency, which waiver is still in effect.

(f) Neither Parent nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) None of Parent or its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar Contract or arrangement, other than the Tax Matters Agreement and any customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

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(h) None of Parent or its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) (or any similar provision of state, local or foreign Law).

(i) Other than Parent’s inclusion in the consolidated group of Distributing, none of Parent or its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent). Parent or its Subsidiaries have no Liability for any Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by Contract (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

(j) Except for the Distribution (as defined in the Tax Matters Agreement), none of Parent or its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) The Tax Matters Agreement is in full force and effect and has not been amended, modified or waived in any respect, except for the Consent Agreement. Parent and its Subsidiaries are, and have always been, in compliance with the Tax Matters Agreement in all material respects, taking into account the Consent Agreement. There are no pending or threatened claims against Parent or its Subsidiaries under the Tax Matters Agreement, and none of Parent or its Subsidiaries is aware of any fact or circumstance that would reasonably be expected to constitute a breach or give rise to any indemnification claim against Parent or its Subsidiaries under the Tax Matters Agreement, taking into account the Consent Agreement.

(l) To the Knowledge of Parent and its Subsidiaries, (i) Distributing is, and has always been, in compliance with the Tax Matters Agreement in all material respects, and (ii) no Person has requested or received a ruling (or similar determination) from a Governmental Body regarding the Separation Transactions (as defined in the Tax Matters Agreement).

(m) To the Knowledge of Parent and its Subsidiaries, the Tax Opinion (as defined in the Tax Matters Agreement) has not been revoked, modified or withdrawn, and all statements of fact in the Tax Matters Agreement were true, correct, and complete in all material respects when made. All of the representations in the Original Spin-Off Representation Letter (i) with respect to Parent and its Subsidiaries, were, and (ii) with respect to Distributing, were, to the Knowledge of Parent and its Subsidiaries, in each case, true and correct as of the date thereof in all material respects.

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(n) The Spin-Off Tax Opinion, a copy of which has been provided to the Company prior to the execution of this Agreement, has not been revoked, modified or withdrawn. All of the representations in the representation letter delivered by Parent to Cozen O’ Connor in connection with the Spin-Off Tax Opinion are true, correct and complete in all respects.

(o) Parent, each of its Subsidiaries, and Merger Sub (i) are, and since formation have been, domestic corporations for United States federal income Tax purposes, and (ii) have never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States.

(p) None of Parent or its Subsidiaries has participated in or been a party to a transaction that constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder (or any similar provisions of state, local or foreign Law).

(q) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has Knowledge of any fact or circumstance that would reasonably be expected to prevent or impede the Tax-Free Status (as defined in the Tax Matters Agreement) or the Merger from qualifying for the Intended Tax Treatment.

For purposes of this Section 3.16, each reference to Parent or its Subsidiary shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent or its Subsidiary other than the Company.

3.17 Employee and Labor Matters; Benefit Plans.

(a) Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans, including, without limitation, each Parent Benefit Plan that provides for retirement, change in control, deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA (including any multiemployer plan as defined in Section 3(37) of ERISA) and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by Parent, any Parent Affiliate or any of Parent’s Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent, any Parent Affiliate or any of Parent’s Subsidiaries has any actual or contingent liability.

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(b) As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company, true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) since January 1, 2023, all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations.

(c) Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and applicable Law, including the applicable provisions of ERISA and the Code.

(d) Each Parent Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter or opinion letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code and the related trust is exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e) None of Parent, any Parent Affiliate or any of Parent’s Subsidiaries maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent or any of its Subsidiaries.

(g) Neither Parent nor any Parent Affiliate, nor to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent or any of its Subsidiaries or Parent Affiliates to a material Tax, material penalty or material liability for a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than group health plan continuation coverage required under Code Section 4980B(f), Part 6 of Subtitle B of Title I of ERISA or similar state continuation coverage laws and for which the covered individual pays the full costs of coverage. Section 3.17(h) of the Parent Disclosure Schedule sets forth all outstanding severance obligations to existing and previously terminated employees and service providers of Parent and its Subsidiaries, listing for each individual recipient (i) name, (ii) applicable plan or agreement, (iii) description of the severance, including terms of payment and (iv) amount.

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(i) Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (i) result in any payment or benefit becoming due to any current or former employee, director, officer, or independent contractor of Parent or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

(j) Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or would reasonably be expected to be characterized as an “excess parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k) There are no outstanding Parent Options, and Parent has not granted any options, warrants or other rights to acquire Parent Common Stock.

(l) No current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries has any “gross up” agreements or other assurance of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999.

(m) Neither Parent nor any of its Subsidiaries is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or any of its Subsidiaries, including through the filing of a petition for representation election.

(n) Parent and each of its Subsidiaries are, and since January 1, 2023 have been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, tax withholding, prohibited discrimination and retaliation, equal employment opportunities, harassment, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent or any of its Subsidiaries, Parent and each of its Subsidiaries, since January 1, 2023: (i) have withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) other than accrued on the Parent Balance Sheet, are not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).

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(o) Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to each individual who currently renders services to Parent or any of its Subsidiaries, Parent and each of its Subsidiaries have accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent and each of its Subsidiaries have accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Parent nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(p) Except as set forth on Section 3.17(p) of the Parent Disclosure Schedule, there is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to labor, employment, employment practices, or terms and conditions of employment.

(q) As of the date hereof, no Key Employee has submitted his or her resignation or, to the Knowledge of Parent, intends to resign.

3.18 Environmental Matters. Since January 1, 2025, Parent and each of its Subsidiaries have complied with, and Parent and each of its Subsidiaries are, as of the date of this Agreement in compliance with, all applicable Environmental Laws, which compliance includes the possession by Parent and its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent, its Subsidiaries or their respective businesses. Neither Parent nor any of its Subsidiaries has received since January 1, 2025 (or prior to that time, which is pending and unresolved), any written notice or, to the Knowledge of Parent, other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with, or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with compliance by Parent and its Subsidiaries in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent, its Subsidiaries or their respective businesses. To the Knowledge of Parent, no current or, during the time a prior property was leased or controlled by Parent or any of its Subsidiaries, prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of, or as would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries pursuant to, any Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of Contemplated Transactions. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.

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3.19 Insurance. Parent has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2025, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

3.20 No Financial Advisors. Except as set forth on Section 3.20 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.21 Transactions with Affiliates. Except as set forth in the Parent SEC Documents, since the date of Parent’s last proxy statement filed with the SEC, no event involving Parent or any of its Subsidiaries has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.

3.22 Valid Issuance. The Parent Common Stock to be issued in the Merger has been duly authorized and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

3.23 Disclaimer of Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or any of its stockholders or Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 2 (as qualified and limited by the Company Disclosure Schedule)) none of Parent or any of its Representatives or stockholders has relied on any such information (including the accuracy or completeness thereof).

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Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Operation of Parent’s Business.

(a) Except (i) as set forth on Section 4.1(a) of the Parent Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law, and (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), Parent shall conduct its business and operations in (A) the Ordinary Course of Business and (B) in material compliance with all applicable Laws and with the requirements of all Parent Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, and Parent shall cause its Subsidiaries to not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plans);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber, or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of Parent Options outstanding as of the date of this Agreement, upon the settlement of Parent RSUs outstanding as of the date of this Agreement, or upon the conversion of the Preferred Shares outstanding as of the date of this Agreement); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

(iii) amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as advisable or necessary in connection with the consummation of the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment;

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(vi) other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement (including any severance or retention arrangement entered into prior to the date of this Agreement and disclosed in Section 3.15(a) of the Parent Disclosure Schedule): (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (D) increase the severance or change of control benefits offered to any current employees, directors or consultants or (E) hire any officer or employee with an annual salary in excess of $75,000;

(vii) recognize any labor union, labor organization, or similar Person;

(viii) enter into any material transaction other than in the Ordinary Course of Business;

(ix) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except consistent with this Agreement;

(x) sell, assign, transfer, license, sublicense, or otherwise dispose of any material Parent IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xi) make, change or revoke any Tax election, file any material Tax Return inconsistent with applicable past practice, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or refund, enter into any closing agreement, Tax allocation, sharing, indemnification or other similar agreement or arrangement, request any ruling or similar guidance with respect to a material Tax, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than in connection with any extension of time to file any Tax Return), adopt or change any accounting method in respect of Taxes, or amend, terminate or waive any right under the Tax Matters Agreement or take (or agree to take) any action that would reasonably be expected to constitute a breach or give rise to an indemnification claim under the Tax Matters Agreement;

(xii) subject to Section 4.1(d), enter into, materially amend or terminate any Parent Material Contract;

(xiii) make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, other than in the Ordinary Course of Business;

(xiv) other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

(xv) agree, resolve or commit to do any of the foregoing.

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(c) Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(d) Notwithstanding anything in Section 4.1(b) to the contrary, in the event that Parent wishes to obtain the Company’s written consent to enter into or materially amend any Parent Material Contract as contemplated by Section 4.1(b)(xii), Parent shall provide notice thereof to the Company in accordance with Section 10.8 and include with such notice a copy of the proposed Parent Material Contract or the proposed amendment to a Parent Material Contract, as applicable. The Company’s consent to any proposed Parent Material Contract or proposed amendment to a Parent Material Contract shall not be unreasonably withheld, conditioned or delayed.

4.2 Operation of the Company’s Business.

(a) Except (i) as set forth on Section 4.2(a) of the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law, and (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Laws and with the requirements of all Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (v) in connection with or in furtherance of the Project, at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Company Units; or repurchase, redeem or otherwise reacquire any Company Units (except for Company Units from terminated employees, managers or consultants of the Company);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any security of the Company; (B) any option, warrant or right to acquire any security, other than option grants to employees and service providers of the Company in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any security of the Company;

(iii) amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, Company Unit exchange, business combination, recapitalization, reclassification of Company Units, stock split, reverse stock split or similar transaction except as advisable or necessary in connection with the consummation of the Contemplated Transactions;

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(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others (including entering into any “keep well” or similar agreement to maintain the financial condition of any other Person);

(vi) other than as required by applicable Law or the terms of any Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Benefit Plan; (B) cause or permit any Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its managers, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, managers or consultants or (E) hire any officer or employee.

(vii) recognize any labor union, labor organization, or similar Person;

(viii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business and pursuant to this Agreement;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(x) make, change or revoke any Tax election, file any material Tax Return inconsistent with applicable past practice, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or refund, enter into any closing agreement, Tax allocation, sharing, indemnification or other similar agreement or arrangement, request any ruling or similar guidance with respect to a material Tax, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six (6) months), or adopt or change any material accounting method in respect of Taxes;

(xi) (A) terminate any Company Material Contract or (B) subject to Section 4.2(d), enter into or materially amend any Company Material Contract if such proposed Company Material Contract or amendment (x) is not in the Ordinary Course of Business and payments by the Company thereunder are expected to exceed $100,000, or (y) is in the Ordinary Course of Business but payments thereunder are expected to exceed $300,000;

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(xii) discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any Legal Proceeding (pending or threatened) or commence any material Legal Proceeding;

(xiii) other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

(xiv) agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(d) Notwithstanding anything in Section 4.2(b) to the contrary, in the event that the Company wishes to obtain Parent’s written consent to enter into or materially amend any Company Material Contract as contemplated by Section 4.2(b)(xi) above, the Company shall provide notice thereof to Parent in accordance with Section 10.8 and include with such notice a copy of the proposed Company Material Contract or the proposed amendment to a Company Material Contract, as applicable. Parent’s consent to any proposed Company Material Contract or proposed amendment to a Company Material Contract shall not be unreasonably withheld.

4.3 Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party, and with such additional financial, operating and other data and information regarding such Party as the other Party may reasonably request; (c) make available to the other Party the appropriate individuals (including officers, employees, accountants, attorneys and other advisors), during normal business hours, for discussion of the Party’s business, assets and personnel, including its financial statements and internal controls, as the other Party may reasonably request; and (d) without limiting the generality of the foregoing, make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors or managers of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

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Notwithstanding the foregoing, any Party may restrict the foregoing access (i) to the extent that (a) any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or (b) such access would breach such Party’s confidentiality obligations to a third party (provided that upon the other Party’s reasonable request such Party shall use its reasonable efforts to obtain such third party’s consent to permit such other Party such access, subject to appropriate confidentiality protections), or (ii) as may be necessary to preserve the attorney-client privilege between such Party and its counsel with respect to the requested information under any circumstances in which such privilege may be jeopardized by such disclosure or access.

4.4 Parent Non-Solicitation.

(a) Parent agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate, discuss, negotiate or knowingly encourage, induce or facilitate (A) the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry or (B) any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes an Acquisition Proposal or Acquisition Inquiry (including furnishing any non-public information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry); (iii) engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry or make available or furnish or provide access to its properties, employees, officers, assets, books, Contracts and records or any confidential information or data to any Person in connection with, or for the purpose of encouraging, an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3(c)); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) resolve, agree, or publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent or its Subsidiaries (whether or not such Representative is purporting to act on behalf of Parent or its Subsidiaries) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.

(b) If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than twenty-four (24) hours after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, the material terms thereof, and copies of any draft agreements, term sheets, indications of interest or other materials received from such Person or group of Persons or its or their Representatives). Parent shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it or its Subsidiaries from complying with any of the provisions of this Agreement. Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto, including providing the Company with (i) copies of (A) all correspondence related thereto and (B) all drafts, outlines or summaries of any documents (including drafts) relating to thereto and (ii) written notice of any non-public information requests relating to such Acquisition Proposal or Acquisition Inquiry.

(c) Parent shall immediately cease and cause to be terminated any existing solicitations, discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of Parent or any of its Subsidiaries provided to such Person.

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4.5 Company Non-Solicitation.

(a) The Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate, discuss, negotiate or knowingly encourage, induce, or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.

(b) If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of the Company provided to such Person.

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4.6 Notification of Certain Matters. (a) During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company is commenced, or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, any manager, officer or Key Employee of the Company; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company in this Agreement; in each case that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 and 8, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Sections 6, 7 and 8, as applicable.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person (other than a stockholder of Parent) alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent or its Subsidiaries is commenced, or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries or, to the Knowledge of Parent, any director, officer or Key Employee of Parent or its Subsidiaries; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent to comply with any covenant or obligation of Parent in this Agreement; in each case that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 and 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or any of its Subsidiaries contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6, 7 and 8, as applicable.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Private Placement; Proxy Statement.

(a) The shares of Parent Common Stock to be issued to holders of Company Units in the Merger shall be issued in a private placement exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. As promptly as practicable after the date of this Agreement, the Parties shall prepare, and Parent shall, subject to the full and prompt assistance of the Company, cause to be prepared and distributed to Parent’s stockholders, the Proxy Statement. Parent represents, covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at any Applicable Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, to the extent related to the Company’s operations, business, managers, officers, Subsidiaries or members or based on information provided by the Company or any of its Representatives specifically for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement (including any preliminary Proxy Statement) prior to its filing with the SEC or the distribution thereof, as applicable. Parent shall use commercially reasonable efforts (i) to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and (ii) to distribute the Proxy Statement to Parent’s stockholders as promptly as practicable after the date hereof. Each Party shall use commercially reasonable efforts to promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders or members that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If at any time before the Effective Time Parent, Merger Sub or the Company becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in distributing such amendment or supplement to Parent stockholders.

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(b) The Company shall reasonably cooperate with Parent and provide, and require its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Proxy Statement or reasonably requested by Parent to be included in the Proxy Statement.

5.2 Company Member Written Consent.

(a) Within thirty (30) days of the date hereof, and in any event, no later than three Business Days before the Anticipated Closing Date, the Company shall take all action necessary under applicable Law and its Organizational Documents to obtain the Required Company Member Vote in lieu of a meeting pursuant to Section 18-302 of the DLLCA and the Company’s Organizational Documents. Under no circumstances shall the Company assert that any other approval or consent is necessary by its members to approve this Agreement or the Contemplated Transactions.

(b) The Company agrees that: (i) the Company Manager shall recommend that the beneficial holders of the Company Units approve this Agreement and the Contemplated Transactions, and shall use best efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of the Company Manager that such beneficial holders approve this Agreement and the Contemplated Transactions being referred to as the “Company Manager Recommendation”); and (ii) the Company Manager Recommendation shall not be withheld, amended, withdrawn or modified (and the Company Manager shall not publicly propose to withhold, amend, withdraw or modify the Company Manager Recommendation) in a manner adverse to Parent, and no resolution by the Company Manager or any committee thereof to withhold, amend, withdraw or modify the Company Manager Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Manager Adverse Recommendation Change”).

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5.3 Parent Stockholder Meeting.

(a) Parent shall use its best efforts to take all action necessary under applicable Law and its Organizational Documents to call, give notice of, convene and hold a meeting of holders of Parent Common Stock (the “Parent Stockholder Meeting”) to vote on (i) the issuance of the shares of Parent Common Stock to the members of the Company pursuant to the terms of this Agreement, (ii) an amendment of the certificate of incorporation of Parent to authorize 2,000,000,000 shares of Parent Common Stock, in the aggregate, to, among other things, issue shares of Parent Common Stock to the members of the Company pursuant to the terms of this Agreement, (iii) an amendment of the certificate of incorporation of Parent to change the name of Parent to a name selected by the Company, in its sole discretion, (iv) the approval to issue additional shares of Parent Common Stock in an amount exceeding 20% of outstanding shares for purposes of complying with NYSE American Rule 713, and (v) such other matters as the Company and Parent shall mutually agree should be approved by Parent’s stockholders (the matters set forth in clauses (i) and (v),the “Parent Stockholder Matters”). Parent shall use its best efforts to hold the Parent Stockholder Meeting as promptly as practicable after the date hereof, to solicit from its stockholders proxies in favor of the Parent Stockholder Matters, and to obtain the Required Parent Stockholder Vote, including engaging a nationally recognized proxy solicitation firm reasonably acceptable to the Company to assist in such solicitation.

(b) Parent agrees that, subject to Section 5.3(c): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote in favor of the Parent Stockholder Matters at the Parent Stockholder Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders approve the Parent Stockholder Matters (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(c) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to Parent’s stockholders; provided however, that in the case of the foregoing clause (iii) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure would reasonably likely be inconsistent with applicable Law, including its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a change of the Parent Board Recommendation unless the Parent Board expressly publicly reaffirms the Parent Board Recommendation (i) in such communication or (ii) within three Business Days after being requested in writing to do so by the Company.

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5.4 Regulatory Approvals.

(a) To the extent the Contemplated Transactions require the filing of a notification and report form pursuant to the HSR Act, each of Parent and the Company shall, as promptly as practicable (and in no event later than ten (10) Business Days after the date of this Agreement), file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice (collectively, the “Antitrust Authorities”) the notification and report form required under the HSR Act with respect to the Contemplated Transactions. Each Party shall be responsible for its own filing fees and expenses in connection with such filings; provided, that Parent shall pay one-half (1/2) of the applicable HSR Act filing fee.

(b) Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and assistance that may be reasonably required in order to effectuate any filings or submissions, (iii) supply any additional information that may be reasonably requested by the Antitrust Authorities, and (iv) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the expiration or termination of the applicable waiting period under the HSR Act as promptly as practicable after the date of this Agreement, including by requesting early termination of the waiting period.

(c) Each of Parent and the Company shall promptly inform the other of (and, if in writing, furnish the other with copies of) any material communication from any Antitrust Authority regarding the Contemplated Transactions. Neither Parent nor the Company shall independently participate in any substantive meeting or discussion with any Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Contemplated Transactions without giving the other Party prior notice of such meeting or discussion and, to the extent permitted by the applicable Antitrust Authority, the opportunity to attend and participate therein. The Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act.

(d) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be required to (i) propose, negotiate, commit to or effect, by consent decree, hold-separate order, trust or otherwise, the sale, divestiture, license or other disposition of any assets, properties or businesses of Parent, the Company or their respective Affiliates, (ii) otherwise take or commit to take any action that would limit the freedom of Parent, the Surviving Entity or any of their respective Affiliates to own, operate, retain, control or dispose of any of their respective assets, properties or businesses, or (iii) contest, defend or appeal any Legal Proceeding brought by any Antitrust Authority challenging or seeking to enjoin the Contemplated Transactions.

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5.5 Employee Benefits; Post-Closing Parent Employees.

(a) For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Entity) providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), each employee who continues to be employed by Parent, the Surviving Entity or any of their respective Subsidiaries immediately following the Closing (“Continuing Employees”) shall be credited with his or her years of service with Parent, the Company or any of their respective Subsidiaries and their respective predecessors; provided that the foregoing shall not apply for benefit accrual purposes under any defined benefit plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents except to the extent such conditions would not have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan.

(b) Notwithstanding anything to the contrary in this Agreement, no provision of this Section 5.5 is intended to, or shall, (i) confer upon any current or former employee, director, officer, independent contractor or other service provider of Parent, the Company or any of their respective Affiliates (including any Continuing Employee), or any other Person, any rights or remedies under or by reason of this Agreement, (ii) constitute an amendment to, or modification of, any Benefit Plan, Parent Benefit Plan or other compensatory or benefit arrangement, or (iii) create any obligation on the part of Parent, the Surviving Entity or any of their respective Affiliates to continue the employment or engagement of any Person for any period following the Closing.

5.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Entity shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, manager, officer, fiduciary or agent of Parent or the Company (collectively, the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, manager, officer, fiduciary or agent of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law (a “Covered Matter”). Each D&O Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any Covered Matter from each of Parent and the Surviving Entity, jointly and severally, upon receipt by Parent or the Surviving Entity from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent and the Surviving Entity to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything to the contrary in this Section 5.6, neither Parent nor the Surviving Entity shall be obligated to provide any indemnification, or advance any expenses, to, or hold harmless, any D&O Indemnified Party in connection with any Covered Matter: (i) for which payment has actually been made to or on behalf of such D&O Indemnified Party under any insurance policy or other indemnity provision, except with respect to any excess beyond the aggregate amount paid under any such insurance policy or other indemnity provision; (ii) for an accounting of profits made from the “purchase and sale” (or “sale and purchase”) by such D&O Indemnified Party of securities of Parent or the Company (within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law); or (iii) in connection with any Covered Matter (or any part of any Covered Matter) initiated by such D&O Indemnified Party, including any Covered Matter (or any part of any Covered Matter) initiated (including by means of cross-claim or counterclaim) by such D&O Indemnified Party against Parent or the Surviving Entity or its directors, officers, employees or other indemnitees, unless the board of directors of Parent or the Surviving Entity, as the case may be, authorized such Covered Matter (or any part of any Covered Matter) prior to its initiation.

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(b) Except as may be required by applicable Law, the provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent. The certificate of incorporation and bylaws of the Surviving Entity shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the Effective Time, (i) the Surviving Entity shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties and any other party with respect to which the Company has obligations as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties or Preferred Investors, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(e) Prior to the Effective Time, Parent shall purchase a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions) (the “Tail Policy”).

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(f) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the current or former officers or directors of Parent or the Company referred to in this Section 5.6 in connection with their enforcement of the rights provided to such persons in this Section 5.6 against Parent in this Section 5.6, unless a court of competent jurisdiction determines that each of the material assertions made by such person as a basis for such purported enforcement were not made in good faith or were frivolous.

(g) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current or former officers or directors of Parent or the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(h) In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 5.6.

5.7 Additional Agreements. Subject to Section 9, the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; (d) shall use commercially reasonable efforts to satisfy the conditions precedent to effecting the Merger and consummating the other Contemplated Transactions set forth in Section 6, Section 7 and Section 8; and (e) shall cooperate to make and pursue any filings required under the HSR Act in accordance with Section 5.4.

5.8 Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such disclosure is requested by a Governmental Body or such Party shall have determined in good faith that such disclosure is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service and, to the extent practicable, before such press release or disclosure is issued or made, such Party shall have used commercially reasonable efforts to advise the other Party of, and consult with the other Party regarding, the text of such press release or disclosure; provided, however, that Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 5.8.

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5.9 Listing. At all times prior to Closing, Parent shall use its best efforts to maintain the listing of the Parent Common Stock on NYSE American. Parent shall, to the extent required by the rules and regulations of NYSE American, to (a) prepare and submit to NYSE American an additional listing application for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to obtain approval for listing of such shares on or before the Closing Date (subject to official notice of issuance); and (b) prepare, with the assistance of the Company, and submit to NYSE American an initial listing application to obtain approval of such initial listing application on or before the Closing Date (any listing application submitted to NYSE American, the “NYSE American Listing Application”). The Parties will use commercially reasonable efforts to coordinate with respect to compliance with applicable NYSE American rules and regulations applicable to the Contemplated Transactions. The Company agrees to pay all NYSE American fees associated with the NYSE American Listing Application if such fees are (i) required by the NYSE American to be paid prior to Closing, (ii) reasonably incurred in connection with the reverse merger listing, and (iii) documented. The Company will cooperate with Parent as reasonably requested by Parent with respect to the NYSE American Listing Application and promptly furnish to Parent all information concerning the Company, the Company Manager, and the Company’s members that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10 Tax Matters.

(a) For United States federal income Tax purposes, the Parties intend that the Merger constitutes a transaction described in Section 351(a) of the Code (the “Intended Tax Treatment”). The Parties shall, and shall cause their respective Affiliates to, treat and shall not take any tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Parties shall, and shall cause their respective Affiliates to, use their respective best efforts to cause the Merger to qualify and will not take any action (or refrain from taking any action) or cause any action to be taken (or refrain from causing any action to be taken) that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(c) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to execute and deliver to a nationally recognized tax advisor reasonably acceptable to Parent and the Company (it being understood that each of Cozen O’Connor, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Sidley Austin LLP are mutually agreed by the Parties to be reasonably acceptable counsel) (“Tax Counsel”), the applicable officer’s certificates and other deliverables (including such other information as reasonably requested by such tax advisor for purposes of rendering any such opinion or other written advice), reasonably required to allow Tax Counsel to deliver the Merger Tax Opinion (the “Tax Representation Letters”). The Parties shall not be required to provide any representation as to legal conclusions. Following the delivery of the Tax Representation Letters, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to cause Tax Counsel to deliver to Parent and the Company, an opinion at a “will” level of confidence with respect to the Intended Tax Treatment, upon which the Company is entitled to rely, that is reasonably satisfactory to the Company (the “Merger Tax Opinion”). In rendering its opinion, Tax Counsel may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including the applicable Tax Representation Letters. Each of Parent and the Company shall use its reasonable best efforts not to, and not permit any of its affiliates to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants in the Tax Representation Letters made to Tax Counsel in connection with the Merger Tax Opinion.

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(d) The Company shall provide a certificate, executed by the Company under penalties of perjury, stating that the Company is not (and has not been for the relevant period set forth in Section 897(c)(1)(A)(ii) of the Code) a United States real property holding corporation, dated as of the Closing Date, and a notice to be mailed (together with a copy of the certificate) to the Internal Revenue Service in accordance with Treasury Regulations Section 1.897-2(h)(2).

(e) Parent shall use reasonable best efforts to cause Cozen O’Connor to deliver an updated copy of the Spin-Off Tax Opinion to Parent and the Company confirming that the Spin-Off Tax Opinion remains accurate as of the Effective Time. Each Party shall use reasonable best efforts to execute updated Spin-Off Representation Letters in the form previously delivered bringing down to the Effective Time the information in such Spin-Off Representation Letters.

(f) Each of Parent and the Company shall use reasonable best efforts to notify the other party promptly after becoming aware of any fact or circumstance that would reasonably be expected to prevent or impede the Tax-Free Status (as defined in the Tax Matters Agreement) or the Merger from qualifying for the Intended Tax Treatment (it being agreed that any fact related to the Merger shall not constitute a fact that prevents or impedes the Tax-Free Status). Parent shall use reasonable best efforts to keep the Company reasonably apprised regarding any significant developments, discussions or communications (whether written or otherwise) related to the Separation Transactions (as defined in the Tax Matters Agreement) in connection with or as part of any audit, examination or other Legal Proceeding with respect to Taxes.

5.11 Directors and Officers. The Parties shall take all necessary action so that immediately after the Effective Time, (a) the Parent Board is comprised of the individuals set forth on Exhibit C, and (b) such individuals are elected or appointed, as applicable, to the positions of officers of Parent, as set forth on Exhibit C, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law and the Organizational Documents of Parent then in effect. If any Person so designated is unable or unwilling to serve as a director or officer of Parent, as set forth on Exhibit C, as of the Effective Time, the Company shall designate a different individual to serve in such capacity who shall be reasonably acceptable to Parent. Notwithstanding anything to contrary in this Agreement, the Parties agree that (i) the Parent Board immediately after the Effective Time will be comprised of a majority of independent directors as required by NYSE American, (ii) at least two of the members of the Parent Board immediately after the Effective Time shall be an Eligible Audit Committee Member, such Eligible Audit Committee Members must have indicated in writing to the Company their ability and willingness to serve on the Parent Board’s audit committee as of the Effective Time and such Eligible Audit Committee Members must be appointed to the Parent Board’s audit committee as of the Effective Time, and (iii) at least one of the Eligible Audit Committee Members must be “financially sophisticated”.

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5.12 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. At least five (5) days prior to the Anticipated Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: the number of shares of Parent Common Stock expected to be issued to such individual pursuant to the Merger.

5.13 Legends. Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rule 144 under the Securities Act reflecting the restrictions set forth in Rules 144 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

5.14 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

5.15 Allocation Certificate. The Company will prepare and deliver to Parent at least three (3) days prior to the Anticipated Closing Date a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company in form and substance reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time): (a) each holder of Company Units; (b) such holder’s name and address; (c) the number and type of Company Units held; and (d) the Merger Consideration to be issued to such holder pursuant to this Agreement in respect of the Company Units held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

5.16 Additional Company Financial Statements. To the extent that financial statements of the Company are required to be included in any report or other document Parent is required to file under the Securities Act or the Exchange Act prior to the Closing, the Company shall use its commercially reasonable efforts to furnish to Parent such financial statements for inclusion in such filings in a timely manner, and with a view to enable Parent to make such filings on or prior to their respective due dates. The Company represents and warrants that any such financial statements furnished to Parent will (a) be prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and (b) will present fairly, in all material respects, the financial position and the results of operations, changes in members’ equity, and cash flows of the Company as of the dates of and for the periods referred to in such financial statements, as the case may be.

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5.17 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Manager, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.18 Amendment and Restatement of Company Operating Agreement. The Company shall cause the Company Operating Agreement to be amended and restated contemporaneously with the Effective Time, reflecting the Surviving Entity as a wholly-owned, member-managed, Subsidiary of Parent.

5.19 Compliance with Tax Matters Agreement. Prior to the second (2nd) anniversary of the Distribution (as defined in the Tax Matters Agreement), Parent shall not, and shall cause its Subsidiaries not to, take any action (or refrain from taking any action) that would conflict with, or cause a breach or default under, the Tax Matters Agreement, without the prior written consent of the Company. Each of Parent and its Subsidiaries shall cooperate with the Company as reasonably requested to ensure compliance with the Tax Matters Agreement.

5.20 Registration Statement. From the date of this Agreement, Parent shall not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form), including without limitation failing to timely file any required material or reports with the SEC.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 HSR Clearance. To the extent a filing under the HSR Act is required in connection with the Contemplated Transactions, the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3 Stockholder/Member Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote on each of the Parent Stockholder Matters, and (b) the Company shall have obtained the Required Company Member Vote.

6.4 Listing. The shares of Parent Common Stock shall continue to be traded on the NYSE American until the Effective Time, the Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NYSE American as of the Effective Time, and the NYSE American Listing Application shall have been approved such that the Parent Common Stock will continue to trade on NYSE American following the Effective Time.

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6.5 Merger Tax Opinion. The Merger Tax Opinion delivered pursuant to Section 5.10(c) shall be delivered by Tax Counsel to Parent and the Company confirming that the Merger Tax Opinion remains accurate as of the Effective Time. With respect to the closing condition in this Section 6.5, both the Company and Parent shall execute updated Tax Representation Letters in the form previously delivered under Section 5.10(c) bringing down to the Effective Time the information in such Tax Representation Letters.

6.6 Spin-Off Tax Opinion. The Spin-Off Tax Opinion shall be delivered by Cozen O’Connor to Parent and the Company confirming that the Spin-Off Tax Opinion remains accurate as of the Effective Time. With respect to the closing condition in this Section 6.6, both the Company and Parent shall execute updated Spin-Off Representation Letters in the form previously delivered bringing down to the Effective Time the information in such Spin-Off Representation Letters.

6.7 Tax Matters Agreement. The Consent Agreement is in full force and effect and has not been amended, modified or waived in any respect.

6.8 Form S-3. Parent shall, as of the Closing Date, meet the requirements for use of Form S-3 (including General Instruction I.A) for a primary offering of Parent Common Stock under the Securities Act.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (a) where the failure to be so true and correct would not result in a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

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7.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3 Documents. Parent shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, 7.4, and 7.5 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.15 and the Allocation Certificate remains true and accurate in all respects as of the Closing Date.

7.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.5 Parent Employee Grants. Parent shall have entered into award agreements to issue to its employees and officers incentive awards to acquire up to 12,000,000 shares of Parent Common Stock in the amounts set forth in Section 7.5 of the Parent Disclosure Schedule, with the effectiveness of such grant to be as of Closing.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (a) where the failure to be so true and correct would not result in a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

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8.2 Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent confirming that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied;

(b) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Effective Time, executed by each of the officers and directors of Parent who are not to continue as officers or directors of Parent after the Effective Time pursuant to Section 5.11;

(c) a Registration Rights Agreement, duly executed by Parent;

(d) that certain Series A Waiver Agreement, duly executed by Parent and the holders of the Parent’s Series A Convertible Preferred Stock, in form and substance satisfactory to the Company, in its sole discretion;

(e) duly executed copies of the Voting and Restriction Agreements; and

(f) the Capitalization Certificate, executed by the Chief Financial Officer of Parent in accordance with Section 1.5(b), in form and substance satisfactory (including as to the calculations set forth therein) to the Company, in its sole discretion.

8.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s members and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated on or before August 25, 2026 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to be consummated on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that if, as of the End Date, the failure of the Merger to be consummated is primarily attributable to delays outside the control of the Parties, including (i) review, comment, inquiry, approval or other action by the SEC, NYSE American, the Antitrust Authorities or any other Governmental Body, (ii) the expiration or termination of any waiting period under the HSR Act, or (iii) convening, holding, adjourning, postponing or reconvening the Parent Stockholder Meeting, then the Company shall be entitled to extend the End Date for an additional sixty (60) days by written notice to Parent;

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(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material Contemplated Transaction;

(d) by Parent if the Required Company Member Vote shall not have been obtained in accordance with Section 5.2(a); provided, however, that once the Required Company Member Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Parent or the Company if the Required Parent Stockholder Vote shall not have been obtained at the Parent Stockholder Meeting (including any adjournment or postponement thereof);

(f) by the Company if at any time prior to the approval of the Parent Stockholder Matters by the Required Parent Stockholder Vote a Parent Triggering Event shall have occurred;

(g) by Parent, if at any time prior to obtaining the Required Company Member Vote a Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement in this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the expiration of a 10-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); provided, further that no termination may be made pursuant to this Section 9.1(h) solely as a result of the failure of Parent to obtain the Required Parent Stockholder Vote (in which case such termination must be made pursuant to Section 9.1(e)); or

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(i) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the expiration of a 10-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.8, Section 9.3, Section 10 and Exhibit A shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 and Section 10.14 shall not relieve any Party of any liability for fraud or for any willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement (except as otherwise set forth in Section 9.3). For purposes of this Agreement, a “willful breach” means an action or omission that constitutes a material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement and that such party knew would be a material breach of this Agreement. For purposes of this Agreement, the failure to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall constitute a willful breach hereunder.

9.3 Reverse Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(h) due to a breach by Parent of Sections 4.4, 5.3 or 5.9, then Parent shall pay, or cause to be paid, to the Company (or its designee) an amount in cash equal to the Reverse Termination Fee by wire transfer of immediately available funds within five (5) Business Days after the date of such termination.

(b) Notwithstanding anything to the contrary in this Agreement, in the event that the Reverse Termination Fee is paid to the Company in accordance with this Section 9.3, the payment of the Reverse Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, and their respective former, current, or future directors, officers, employees, stockholders, members, managers, partners, agents, and Representatives for any and all losses and damages suffered or incurred as a result of such breach, and upon payment of such amount, none of Parent, Merger Sub or any of their respective former, current or future directors, officers, employees, stockholders, members, managers, partners, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions; provided, however, that this Section 9.3(b) shall not relieve any Party from liability for fraud (as defined in Section 9.2).

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(c) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3(c) are an integral part of the Contemplated Transactions, (ii) the Reverse Termination Fee is not a penalty but rather is liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement. Each of the Parties acknowledges that the Reverse Termination Fee, if payable, represents the Parties’ good faith estimate of damages and does not constitute a penalty.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants or agreements contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval the Parent Board, the Merger Sub Board and the Company Manager at any time (whether before or after the adoption and approval of this Agreement by the Company’s members or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s members or stockholders, no amendment shall be made which by Law requires further approval of such members or stockholders without the further approval of such members or stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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10.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. A signature page to this Agreement (or any counterpart) may be executed by electronic signature (including any electronic signature complying with the ESIGN Act of 2000) and/or delivered by electronic transmission (including by facsimile or email), and when so executed or delivered shall have been duly and validly executed or delivered, and be valid and effective, for all purposes and shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8; and (f) irrevocably and unconditionally waives the right to trial by jury.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect ab initio.

10.8 Notices. All notices, consents, approvals and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) upon delivery in the case of delivery by hand or sent by overnight courier (providing proof of delivery), or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of transmission) prior to 5:00 p.m. local time in the place of receipt, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

3800 North 28th Way

Hollywood, FL 33020

Attn: John Ollet

E-mail: jollet@hcwc.com

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With a copy to (which shall not constitute notice):

Cozen O’Connor

200 S. Biscayne Boulevard, 30th Floor

Miami, FL 33131

Attn: Martin T. Schrier

e-mail: mschrier@cozen.com

if to the Company:

Host Digital Infrastructure LLC

One World Trade Center FL 85

New York, NY 10007

E-mail: Harmol Samra

Attn: harmol@10xcapital.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP

830 Brickell Plaza

Miami, FL 33131

E-mail: j.david.stewart@sidley.com; gvaldes@sidley.com

Attn: J. David Stewart; Gabriel L. Valdes

Any Party may change its address or email address by written notice to each other Party in accordance with this Section 10.8.

10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.12 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and, to the extent of their respective rights pursuant to Section 5.6 and Section 10.14, the D&O Indemnified Parties and the Preferred Investors, respectively) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) The use of the word “or” shall not be exclusive.

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(f) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(g) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, reenactment thereof, any legislative provision substituted therefor and all rules, regulations, and statutory instruments issued or related to such legislations.

(h) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i) The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections contained in this Agreement. The disclosures in any Section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other Sections and subsections of Section 2 and Section 3, respectively, of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other Sections and subsections.

(j) The term “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Houston time) on the date that is two calendar days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(k) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, NY are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(l) Reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(m) The terms “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof.

(n) Reference to any agreement, document or instrument (including this Agreement or any other agreement entered into in connection herewith) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.

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(o) Reference to the “material breach” of any Contract, including this Agreement, means (A) any material breach of, or material inaccuracy in, any representation or warranty made therein, (B) any material breach or failure to perform of any covenant, agreement or obligation therein, or any material default thereunder (including any designated “event of default”), or (C) any one or more other events the existence of which, individually or together, whether unconditionally or with the passing of time or the giving of notice, or both, would (1) constitute a material breach, failure or default referred to in immediately preceding clause (B), (2) result in the acceleration of, or permit any Person to accelerate, any monetary obligation, (3) constitute a breach, failure or default referred to in immediately preceding clause (B) that causes the abridgement, modification, acceleration, termination, revocation, rescission, redemption, cancellation or vesting of, or permits any Person to abridge, modify, accelerate, delay, condition, terminate, revoke, rescind, redeem or cancel, any material right, license, liability, benefit, debt, power, authority, privilege or obligation, or (4) requires, or permit any Person to require, the payment of a material monetary penalty or liquidated damages, and any reference to “breach” of any Contract shall have the same meaning without any of the materiality qualifiers.

(p) References to documents, certificates, instruments, leases, or agreements or other Contracts (including this Agreement) shall be deemed to refer as well to all addenda, exhibits, schedules, restatements, supplements, modifications or amendments thereto or thereof.

(q) With respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

(r) The term “electronic transmission” means email and any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof.

(s) A “writing” shall include an electronic transmission.

(t) The term “termination” when used with respect to a period or agreement, shall include the expiration thereof.

(u) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule or Parent Disclosure Schedule is intended to vary the definition of “Company Material Adverse Effect” or “Parent Material Adverse Effect”, or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule or Parent Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule or Parent Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule or Parent Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

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(v) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner; however, in interpreting the representations and warranties of this Agreement, the principle that the specific governs and controls the general shall apply (accordingly, by way of example but not by way of limitation, if there is a specific representation and warranty on the absence of infringement by the Company of the intellectual property rights of third parties that is qualified to the Knowledge of the Company, then there will be no breach of a general representation on the absence of undisclosed liabilities if the Company has infringed the intellectual property rights of a third party that was not to the Knowledge of the Company).

(w) The measure of a period of months or years for purposes of this Agreement shall be the date of the applicable following month or year corresponding to the starting date; provided that if no corresponding date exists, then the end date of such period shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18, one (1) month following March 31 is May 1, and one (1) year following February 29 is March 1 of the following year).

10.14 Expenses. Except as set forth in Section 5.6(f) and Section 5.9, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that, if Closing occurs, Parent shall pay (a) all reasonable and documented out-of-pocket expenses of the Company, and (b) all reasonable and documented out-of-pocket expenses of the Preferred Investors, in each case, incurred in connection with any contemplated merger transactions and related activity related to the Company (whether or not consummated), including this Agreement and the Contemplated Transactions (including legal, accounting, financial advisory and other professional fees and expenses). Such reimbursement shall be made within thirty (30) days following the Closing.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

HEALTHY CHOICE WELLNESS CORP.

By:	/s/ Jeffrey E. Holman
Name:	Jeffrey E. Holman
Title:	Chief Executive Officer

HEALTHY CHOICE WELLNESS II CORP.

By:	/s/ Jeffrey E. Holman
Name:	Jeffrey E. Holman
Title:	Authorized Signatory

HOST DIGITAL INFRASTRUCTURE LLC

By:	/s/ Harmol Samra
Name:	Harmol Samra
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions, involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anticipated Closing Date” means the anticipated Closing Date (as mutually agreed in good faith by Parent and the Company).

“Applicable Share Price” means $0.27 per share of Parent Common Stock.

Exh. A-1

“Applicable Time” means, with respect to the Proxy Statement, (i) the date the Proxy Statement, or any amendment or supplement thereto, is first mailed to the stockholders of Parent, and (ii) the date of the Parent Stockholder Meeting.

“Base Price” means $425,000,000.

“Base Stock Consideration” means such number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Base Price by (b) the Applicable Share Price.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Affiliate” means any Person that is (or at any relevant time was) under common control or treated as a single employer with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” means any current or former employee, independent contractor, officer, director or manager of the Company.

“Company Contract” means any Contract: (a) to which the Company is a party; (b) by which the Company or any Company IP Rights or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6(a) and 2.6(c) (Capitalization), and 2.19 (No Financial Advisors).

“Company IP Rights” means all Intellectual Property owned by, licensed to, or controlled by the Company that is necessary for or used in the business of the Company as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights.

“Company Manager” means the sole manager of the Company, being Hans Thomas.

Exh. A-2

“Company Material Adverse Effect” means any Effect that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company operates; (b) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (c) financial, banking or securities markets (including any disruption thereof, or any decline in the price of securities generally or any market or index); (d) changes in GAAP or other applicable accounting standards or the interpretation thereof; (e) changes in Laws or other binding directives or policies issued by any Governmental Body or the interpretation thereof; (f) pandemics, epidemics, disease outbreaks, earthquakes, hurricanes, floods or other natural disasters, weather conditions, force majeure events, or other comparable events; (g) the announcement of this Agreement or the pendency of the Contemplated Transactions; (h) the taking of any action required by this Agreement or taken with the prior written consent of Parent; or (i) any failure by the Company to meet any internal or external projections, forecasts, revenue or earnings predictions, or estimates for any period (provided that the underlying causes of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred, unless such causes are otherwise excepted from this definition); except, in each case with respect to clauses (a) through (f), to the extent disproportionately affecting the Company relative to other similarly situated companies in the industries in which the Company operates.

“Company Member Written Consent” means the written consent of the beneficial owners of the Company Units, approving the Contemplated Transactions and any other matters requiring the approval of such holders in connection therewith.

“Company Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated effective as of February 13, 2026.

“Company Reverse Merger” means any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction involving the Company, on the one hand, and a company with securities registered under the Exchange Act, on the other hand, which (a) would be accounted for under GAAP as a reverse acquisition of such company by the Company, with the Company being treated as the accounting acquirer, and/or (b) would result in the direct or indirect beneficial owners of Company Units directly or indirectly acquiring beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of such company.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have made a Company Manager Adverse Recommendation Change; (b) the Company Manager or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“Company Units” means, collectively, the Common Units and the Preferred Units of the Company (in each case, as defined in the Company Operating Agreement).

Exh. A-3

“Confidentiality Agreement” means the Confidentiality Agreement by and between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Consent Agreement” means the consent letter agreement entered into as of the date hereof by and among Parent and Distributing.

“Contemplated Transactions” means the Merger and the other transactions between the Parties contemplated by this Agreement.

“Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the General Corporation Law of the State of Delaware.

“Distributing” means Healthier Choices Management Corp.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Eligible Audit Committee Member” means an individual who (a) satisfies the independence standards specified in Section 803A and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, (or is exempt therefrom), (b) is able to read and understand fundamental financial statements, a company’s balance sheet, income statement, and cash flow statement (c) has not participated in the preparation of the financial statements of Parent or the Company, or any current subsidiary thereof, within the past three years.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

Exh. A-4

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the Base Stock Consideration by (b) 2,000, representing the total number of Company Units outstanding as of immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority); or (d) self-regulatory organization (including NYSE American).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Exh. A-5

“Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) patents and patent applications, (including any and all provisionals, continuations, continuations-in-part, continued prosecution, divisionals and patents of addition; requests for, and grants of, continued examination, extensions, supplemental protection certificates, reexaminations, post-grant confirmations or amendments, counterparts claiming priority from, or reissues of, any of the foregoing; and any patents or patent applications that claim priority to or from any of the foregoing) and all rights to claim priority arising from or related to any of the foregoing (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) copyrights and works of authorship, whether or not copyrightable (“Copyrights”); (d) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, know-how, business and technical information, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (g) mask works; (h) domain names; (i) proprietary databases and data compilations and all documentation relating to the foregoing; and, including in each case any and all (1) rights under which an employee, inventor, author or other person is obligated to assign ownership any of the foregoing; (2) registrations of, applications to register, and renewals of, any of the foregoing with or by any Governmental Body in any jurisdiction throughout the world, (3) rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing, and present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; and (4) income, royalties and any other payments now and hereafter due and/or payable in respect of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to the Company or Parent or any of Parent’s Subsidiaries, an executive officer of such Person or any employee of such Person that reports directly to the board of directors or the managers of such Person or to the Chief Executive Officer or Chief Operating Officer of such Party.

“Knowledge” with respect to a particular fact or other matter means, with respect to an individual, that such individual is actually aware of the relevant fact or other matter or such individual would reasonably be expected to know such fact or other matter in the ordinary course of the performance of such individual’s employment or other service responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director (or manager, in the case of a limited liability company) of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter, provided, however, that (a) with respect to Parent and each of its Subsidiaries, Parent shall have Knowledge if any officer or director of Parent or any of its Subsidiaries as of the date such knowledge is imputed has Knowledge of such fact or other matter, and (b) with respect to the Company, the Company shall have Knowledge if any officer or Company Manager as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of NYSE American or the Financial Industry Regulatory Authority).

Exh. A-6

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“NYSE American” means NYSE American LLC (formerly known as the NYSE MKT LLC and the American Stock Exchange).

“Ordinary Course of Business” means, with respect to the Company, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and, with respect to Parent, means such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Original Spin-Off Representation Letters” means the “Representation Letters” as defined in the Tax Matters Agreement.

“Parent Affiliate” means any Person that is (or at any relevant time was) under common control or treated as a single employer with Parent within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Parent Associate” means any current or former employee, director, independent contractor, officer or manager of Parent or any of its Subsidiaries.

“Parent Balance Sheet” means the unaudited consolidated interim balance sheet of Parent as of December 31, 2025 (the “Parent Balance Sheet Date”).

“Parent Board” means the board of directors of Parent.

“Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on NYSE American for the five consecutive trading days ending five trading days immediately prior to the date upon which the Effective Time occurs.

“Parent Common Stock” means the Class A common stock, $0.001 par value per share, of Parent.

Exh. A-7

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any Parent IP Rights or any other asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Fully Diluted Number” means the total number of shares of Parent Common Stock that would be outstanding immediately after the Effective Time (after giving effect to the issuance of the Merger Consideration), calculated on a fully diluted basis assuming (without limitation or duplication) (a) the exercise in full of all Parent Options outstanding as of immediately prior to the Effective Time (excluding Parent Options with an exercise price equal to or greater than the Parent Closing Price), (b) the settlement of all Parent RSUs on a net settlement basis, (c) the conversion in full of all Preferred Shares based on their conversion price at such time, and (d) the issuance of all shares of Parent Common Stock issuable upon exercise, conversion or exchange of all other outstanding options, warrants, convertible securities or exchangeable securities of Parent (but excluding shares reserved for issuance under any Parent Stock Plan that are not subject to outstanding awards).

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.4 (Vote Required), 3.5 (Non-Contravention; Consents); 3.6(a) and 3.6(c) (Capitalization), 3.16(k) (Taxes), 3.20 (No Financial Advisors), 3.21 (Transactions with Affiliates), and 3.22 (Valid Issuance).

“Parent IP Rights” means all Intellectual Property owned by, licensed to, or controlled by Parent or any of its Subsidiaries that is necessary for or used in the business of Parent or any of its Subsidiaries as presently conducted.

“Parent Material Adverse Effect” means any Effect that (i) individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its Subsidiaries taken as a whole or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impair the timely consummation by Parent of the Contemplated Transactions in accordance with the terms hereof; provided, however, that, solely in the case of clause (ii), none of the following and no Effects arising or resulting from the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent operates; (b) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (c) financial, banking or securities markets (including any disruption thereof, or any decline in the price of securities generally or any market or index); (d) changes in GAAP or other applicable accounting standards or the interpretation thereof; (e) changes in Laws or other binding directives or policies issued by any Governmental Body or the interpretation thereof; (f) pandemics, epidemics, disease outbreaks, earthquakes, hurricanes, floods or other natural disasters, weather conditions, force majeure events, or other comparable events; (g) the announcement of this Agreement or the pendency of the Contemplated Transactions; (h) the taking of any action required by this Agreement or taken with the prior written consent of the Company; (i) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); or (j) any failure by Parent to meet any internal or external projections, forecasts, revenue or earnings predictions, or estimates for any period (provided that the underlying causes of any such failure may be considered in determining whether a Parent Material Adverse Effect has occurred, unless such causes are otherwise excepted from this definition); except, in each case with respect to clauses (a) through (f), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.

Exh. A-8

“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.

“Parent Registered IP” means all Parent IP Rights that are owned by or exclusively licensed to Parent or any of its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing.

“Parent RSUs” means restricted stock units issued by Parent.

“Parent SEC Documents” means the registration statements, proxy statements, reports, schedules, forms and other documents filed or furnished by Parent or any of its Subsidiaries with the SEC since January 1, 2025, together with all exhibits, schedules, financial statements, notes and other information filed or furnished therewith or incorporated by reference therein.

“Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change; (b) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4).

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company balance sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or Parent or any of its Subsidiaries, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property granted by the Company or Parent or any of its Subsidiaries, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

Exh. A-9

“Person” means any individual, Entity or Governmental Body.

“Pre-Funded Warrants” means warrants to purchase shares of Parent Common Stock at an exercise price of $0.0001 per share (or such other nominal exercise price as determined by the Parties prior to the Effective Time), which warrants shall be in form and substance reasonably satisfactory to the Parties.

“Preferred Investors” means, collectively, the holders of Preferred Units of the Company.

“Project” means, collectively, (a) that certain lease agreement for property in and around Oklahoma and any amendments, renewals, extensions, replacements or supplements thereto, (b) the exercise of any purchase option, right of first refusal, right of first offer or other acquisition right with respect to such property (whether pursuant to such lease agreement or otherwise), (c) any subsequent lease, sublease, license or other occupancy agreement for such property or any adjacent, contiguous or related property, (d) the obtaining of any financing (including any debt, equity, equipment or project financing), credit facility, grant, incentive or subsidy in connection with the acquisition, development, construction, equipping or operation of a data center on such property, (e) the acquisition, development, construction, equipping, commissioning, testing, operation and maintenance of a data center on such property, including the procurement and installation of all equipment, infrastructure, utilities, connectivity and related improvements, (f) the obtaining of all Governmental Authorizations, permits, licenses, easements, rights-of-way and other approvals necessary or desirable in connection with any of the foregoing, and (g) any and all other transactions, agreements, arrangements and activities that are related to, in furtherance of, or reasonably necessary or desirable for, any of the foregoing, in each case, as deemed necessary or advisable by the Company.

“Proxy Statement” means the proxy and solicitation materials communicated to Parent stockholders in connection with the Merger or relating to the Parent Stockholder Meeting or the Company Member Written Consent, including letters to stockholders, notices of meeting and forms of proxy.

“Registration Rights Agreement” means a registration rights agreement, in form and substance reasonably satisfactory to the Parties, pursuant to which Parent agrees to register for resale the shares of Parent Common Stock (i) issued to holders of Company Units in the Merger and (ii) issued or issuable pursuant to the incentive awards required to be issued pursuant to Section 7.5.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Reverse Merger Acquisition Proposal” means, with respect to the Company, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Affiliates) contemplating or otherwise relating to a Company Reverse Merger.

Exh. A-10

“Reverse Termination Fee” means an amount equal to the lesser of (a) $2,000,000, and (b) the Company’s documented out-of-pocket fees and expenses incurred in connection with this Agreement and the Contemplated Transactions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Spin-Off Representation Letters” means the Controlled Officer’s Certificate, the Distributing Officer’s Certificate and the 10X Officer’s Certificate contemplated by the Spin-Off Tax Opinion.

“Spin-Off Tax Opinion” means the Unqualified Tax Opinion (as defined in the Tax Matters Agreement), dated as of the date hereof, delivered by Cozen O’Connor with respect to the Separation Transactions (as defined in the Tax Matters Agreement) and the transactions contemplated by this Agreement.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means (i) any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto, and (ii) any Liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any Contract (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), or as a result of being a transferee or successor.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of December 11, 2023, by and between Parent and Distributing.

Exh. A-11

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Allocation Certificate	Section 5.15
Antitrust Authorities	Section 5.4(a)
Benefit Plan	2.16(a)
Capitalization Certificate	1.5(b)
Capitalization Date	3.6(a)
Certificate of Merger	1.3
Certifications	3.7(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Disclosure Schedule	Section 2
Company Manager Adverse Recommendation Change	5.2(b)
Company Manager Recommendation	5.2(b)
Company Material Contract	2.12(a)
Company Permits	2.13
Company Plan	2.6(c)
Company Real Estate Leases	2.10
Continuing Employees	5.5
Costs	5.6(a)
Covered Matter	5.6(a)
D&O Indemnified Parties	5.6(a)
Effective Time	1.3
End Date	9.1(b)
Intended Tax Treatment	5.10(a)
Liability	2.8
Merger	Recitals
Merger Consideration	1.5(a)
Merger Tax Opinion	5.10(c)
Merger Sub	Preamble
NYSE American Listing Application	5.9
Parent	Preamble
Parent Benefit Plan	3.17(a)
Parent Board Adverse Recommendation Change	5.3(b)
Parent Board Recommendation	5.3(b)
Parent Disclosure Schedule	Section 3
Parent Material Contracts	3.13(a)
Parent Permits	3.14(b)
Parent Products	3.14(d)
Parent Real Estate Leases	3.11
Parent Regulatory Permits	3.14(d)
Parent Stock Plans	3.6(c)
Parent Stockholder Matters	5.3(a)
Parent Stockholder Meeting	5.3(a)
Post-Closing Plans	5.5(a)
Pre-Closing Period	4.1(a)
Preferred Shares	3.6(a)
Required Company Member Vote	2.4
Required Parent Stockholder Vote	3.4
Surviving Entity	1.1
Tail Policy	5.6(e)
Tax Counsel	5.10(c)
Tax Representation Letters	5.10(c)
Voting and Restriction Agreements	Recitals

Exh. A-12